As filed with the Securities and Exchange Commission on January 26, 2011

Registration No. 333-168857

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 6 to
Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Freeze Tag, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3944	20-4532392
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

228 W. Main Street, 2nd Floor Tustin, California 92780	(714) 210-3850
(Address, including zip code, of registrant’s principal executive offices)	(Telephone number, including area code)

Craig Holland, President
Freeze Tag, Inc.
228 W. Main Street, 2nd Floor
Tustin, CA  92780
(714) 210-3850

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

COPIES TO:

Brian A. Lebrecht, Esq.
The Lebrecht Group, APLC
9900 Research Drive
Irvine, CA  92618
(949) 635-1240

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)

Common Stock of certain selling shareholders	13,338,320	(1)	$0.10	$1,333,832	$95.11

Total Registration Fee					$95.11

(1)
Pursuant to Rule 416 of the Securities Act, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.

(2)
There is currently no market for our common stock.  The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (o) under the Securities Act of 1933, as amended.  For purposes of this calculation we used the last sale price at which the Company sold shares, which was in a private placement.

(3)	Previously paid by registrant.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholder, who may be deemed to be an underwriter in connection with their offering of shares. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$96
Transfer Agent Fees	Approximately	500
Costs of Printing and Engraving	Approximately	500
Legal Fees	Approximately	30,000
Accounting and Audit Fees	Approximately	28,000
Total		$59,096

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VIII of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its Bylaws or in any resolution of its stockholders or directors, to indemnify the officers and directors of this Corporation against any liability as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to buy, at this Corporation’s expense, policies of insurance.

Article 7 of our bylaws further addresses indemnification in the same manner as our Articles of Incorporation. There are no resolutions of our shareholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On August 2, 2010, we granted Craig Holland, our President, Chief Executive Officer, and a Director, options to purchase up to 115,000 shares of our common stock at an exercise price of $0.11 per share.  The options were granted under the Freeze Tag, Inc. 2006 Stock Plan.  The issuance of these options was exempt from registration pursuant to Section 4(2) of the Securities Act, and the holder was sophisticated and familiar with our operations.

On July 1, 2010, we issued one (1) 10% convertible promissory note in the principal amount of $100,000 to the Holland Family Trust. Under the terms of the note, interest payments are to begin on August 1, 2010, the note matures on July 1, 2011, the note is convertible into our common stock at a conversion price of $0.10 per share, and $75,000 of the purchase price has been paid with the other $25,000 due in the future. The issuance of this note was exempt from registration pursuant to Section 4(2) of the Securities Act, and the holder was sophisticated and familiar with our operations.

Effective January 31, 2010, we issued an aggregate of 3,454,000 shares of our common stock, restricted in accordance with Rule 144 promulgated under the Securities Act of 1933, to 120 non-affiliate investors in exchange for $345,400.  These shares were sold for a price of $0.10 per share.  The total offering was for $1,250,000, was limited to accredited investors only, and did not utilize any general solicitation or advertising.  All offerees invested pursuant to the terms of Private Placement Memorandum dated November 2, 2009, as amended.  As such, the stock issuances were exempt from registration pursuant to Rule 506 under Regulation D promulgated under the Securities Act of 1933, as amended.

Effective on October 15, 2009, we issued an aggregate of 1,123,065 shares of our common stock, restricted in accordance with Rule 144 promulgated under the Securities Act of 1933, to seven current and former employees and/or consultants, including Mick Donahoo, one of our officers and directors, upon the conversion of their outstanding option agreements. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act, and each of the shareholders was sophisticated and familiar with our operations.

Effective on October 15, 2009, we issued an aggregate of 4,595,534 shares of our common stock, restricted in accordance with Rule 144 promulgated under the Securities Act of 1933, to five of our creditors upon the conversion of their outstanding notes and warrants. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act, and each of the shareholders was sophisticated and familiar with our operations.

On October 12, 2009, we issued 2,198,593 shares of our common stock, restricted in accordance with Rule 144 promulgated under the Securities Act of 1933, to each of The Lebrecht Group, APLC, Rising Market Group, LLC, and Cardiff Partners, LLC, as consideration under a consulting or services agreement with each. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act, and each of the consultants was an accredited investor.

On March 30, 2006, pursuant to the terms of the merger of Freeze Tag, LLC with and into Freeze Tag, Inc., Craig Holland and Mick Donahoo, each one of our officers and directors, was issued 13,872,375 and 11,350,125 shares, respectively, of our common stock, restricted in accordance with Rule 144 promulgated under the Securities Act of 1933. In connection with the same transaction, a third member of Freeze Tag, LLC was issued 1,327,500 shares of our restricted common stock. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act, and the shareholders were accredited.

All share numbers above have been adjusted to reflect our 5.31-to-1 forward stock split effective October 20, 2009.

EXHIBITS

3.1 (1)	Articles of Incorporation of Freeze Tag, Inc.

3.2 (1)	Articles of Amendment to Articles of Incorporation

3.3 (1)	Bylaws of Freeze Tag, Inc.

4.1 (1)	Freeze Tag, Inc. 2006 Stock Plan

5.1 (3)	Legal Opinion of The Lebrecht Group, APLC

10.1 (1)	10% Convertible Promissory Note dated July 1, 2010 with The Holland Family Trust

10.2 (1)	Support Services Agreement with Cardiff Partners, LLC dated October 12, 2009

10.3 (1)	Amendment No. 1 to Support Services Agreement with Cardiff Partners, LLC dated March 2, 2010

10.4 (1)	Amendment No. 2 to Support Services Agreement with Cardiff Partners, LLC dated March 3, 2010

10.5 (1)	Form of Conversion Agreement for October 2009 Conversions

10.6 (1)	Form of Option Conversion Agreement for October 2009 Conversions

10.7 (1)	Placement Agent and Advisory Services Agreement with Monarch Bay Associates, LLC dated October 12, 2009

10.8 (1)	Corporate Communications Consulting Agreement Michael Southworth dated September 25, 2009

10.9 (1)	Lock-Up Agreement dated November 10, 2009

10.10 (2)	Loan Agreement with Sunwest Bank dated October 20, 2006, as amended

23.1 (3)	Consent of M&K CPAS, PLLC

23.2 (3)	Consent of The Lebrecht Group, APLC (included in Exhibit 5.1)

*Filed herewith
(1)           Incorporated by reference from our Registration Statement on Form S-1, filed with the Commission on August 16, 2010.

(2)           Incorporated by reference from Amendment No. 2 to our Registration Statement on Form S-1/A2, filed with the Commission on October 25, 2010.

(3)           Incorporated by reference from Amendment No. 5 to our Registration Statement on Form S-1/A5, filed with the Commission on January 12, 2011.

Undertakings

A.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-K) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Tustin, State of California.

Freeze Tag, Inc.

Dated: January 26, 2011	/s/ Craig Holland
By: Craig Holland
Its: President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Dated: January 26, 2011	/s/ Mick Donahoo
By: Mick Donahoo, Director and Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer

Dated: January 26, 2011	/s/ Craig Holland
By: Craig Holland, Director and
President, Chief Executive Officer